Exhibit 11
                      Computation of Per Share earnings



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                     Lannett Company, Inc and Subsidiary

                STATEMENT RE COMPUTATION OF PER SHARE (LOSS) EARNINGS

                              Year ended June 30

                                                                       1997             1996
                                                                       ----             ----
Primary (loss) earnings per share:
---------------------------
Shares used in computing (loss) earnings per share:
   Weighted average number of shares outstanding                    5,206,128         5,206,128

(Loss) Earnings:
       Net (loss) income                                             (789,340)          137,066

       (Loss) earnings per common share                                $(0.15)            $0.03
                                                                        -----              ----


Fully diluted earnings per share:
---------------------------------

Shares used in computing earnings per share:
   Weighted average number of shares outstanding                   14,848,128        14,187,976

Earnings:
       Net income                                                          --           137,066

       Interest expense - convertible debenture                            --           182,500
        Tax rate - 34%                                                     --           (62,050)
                                                                                         ------
                                                                           --           257,516


                     Fully diluted earnings per share*                     --             $0.02
                                                                                          -----
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* 1997 Earnings per common share was anti-dilutive and therefor is not presented.
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